KPMG Peat Marwick LLP
Two Central Park Plaza
Suite 1501
Omaha, Nebraska  68102
(402) 348-1450




                      ACCOUNTANTS' CONSENT


The Board of Directors
InaCom Corp.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of InaCom Corp. of our report dated February 21, 1997 relating to the consolidated balance sheets of InaCom Corp. and subsidiaries as of December 28, 1996 and December 30, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows and related financial statement schedule for each of the years in the three-year period ended December 28, 1996, which report appears in the December 28, 1996 Annual Report on Form 10-K of InaCom Corp.


                                 KPMG Peat Marwick LLP

                                     /s/ KPMG Peat Marwick LLP


Omaha, Nebraska
April 23, 1997